Exhibit 2.1

ARRANGEMENT AGREEMENT

                    This Arrangement Agreement (this “Agreement”) is made and entered into as of April 6, 2006, by and among 724 Holdings, Inc., a Delaware corporation (“Holdings”), 724 Solutions Inc., a corporation organized under the Canada Business Corporations Act (“724 Solutions”) and, for purposes of Article 7 only, Austin Ventures VIII, L.P., a Delaware limited partnership (“Austin Ventures VIII”).

RECITALS

                    WHEREAS, 724 Solutions’ board of directors, based on a recommendation of a special committee thereof comprised entirely of directors independent of management of 724 Solutions and of Austin Ventures, LP and its affiliated and related entities (the “Special Committee”), and the board of directors of Holdings has approved and determined that it is fair and advisable for their respective securityholders to effect a combination of Holdings and 724 Solutions, as a result of which 724 Solutions would become a wholly-owned subsidiary of Holdings.

                    WHEREAS the parties hereto intend to carry out the transactions contemplated herein by way of a plan of arrangement under the provisions of the Canada Business Corporation Act and the Business Corporations Act (Ontario), pursuant to which the shareholders of 724 Solutions will dispose of their common shares which shall be converted into the right to a per share cash payment at the rate set forth herein.

                    WHEREAS the parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement.

AGREEMENT

                    NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto do hereby covenant and agree as follows.

ARTICLE 1
INTERPRETATION

1.1          Definitions

In this Agreement, unless the context otherwise requires:

               “1933 Act” means the United States Securities Act of 1933, as amended;

               “724 Solutions Documents” has the meaning ascribed to it in Section 6(b) of Schedule C;

               “Acquisition Proposal” means a proposal or offer with respect to any merger, amalgamation, consolidation, arrangement, business combination, recapitalization, take-over bid, sale of material assets, sale of equity of 724 Solutions or a Subsidiary or rights or interests therein or thereto, a debt financing, or similar transactions involving 724 Solutions or any Subsidiary, excluding the Arrangement;

               “Affiliate” has the meaning ascribed to it under Rule 144 under the 1933 Act;

               “Arrangement” means the arrangement of 724 Solutions under Section 192 of the CBCA and Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in accordance with the Final Order;

               “Arrangement Resolution” means the special resolution of the Shareholders and the Holders of Cashed-out Options, voting together as a single class, approving the Arrangement, to be substantially in the form and content of Schedule A;

               “Articles of Arrangement” means the articles of arrangement of 724 Solutions in respect of the Arrangement that are required by the OBCA to be filed with the Director under the OBCA after the Final Order is made in order to effect the Arrangement;

               “Austin Ventures Funds” means Austin Ventures VI, L.P., Austin Ventures Affiliates Fund VI, L.P. or Austin Ventures VIII;

               “Business Day” means any day, other than Saturday, Sunday and a statutory holiday in Austin, Texas, United States or the Province of Ontario, Canada;

               “CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c.C-44, and the regulations promulgated under that Act, each as amended;

               “Cashed-out Option” means each Option in which the difference, if any, between the Purchase Price and the exercise price of that Option is greater than zero;

               “Certificate of Arrangement” means the Certificate of Arrangement to be issued by the Director in respect of the Articles of Arrangement to be filed by 724 Solutions to give effect to the Arrangement contemplated by this Agreement;

               “Circular” means the management information circular/proxy statement, including all appendices thereto, to be prepared in accordance with this Agreement and sent to the Shareholders and Holders of Cashed-out Options in connection with the Meeting;

               “Closing Time” has the meaning ascribed to it in Section 2.6;

               “Code” means the Internal Revenue Code of 1986, as amended;

               “Confidentiality Agreement” means the Confidentiality Agreement dated November 11, 2005 between Austin Ventures, LP and 724 Solutions;

               “Continuance Resolution” means a special resolution of the Shareholders approving the continuance of 724 Solutions as an Ontario corporation under the OBCA.

               “Court” means the Superior Court of Justice (Ontario);

               “Depositary” means Computershare Investor Services Inc., being the depositary and paying agent appointed by 724 Solutions for the purpose, amongst other things, of exchanging certificates representing Shares for cash;

               “Director” means the Director appointed pursuant to Section 278 of the OBCA;

               “Dissent Rights” means the rights of dissent in respect of the Continuance and the Arrangement as described in the Plan of Arrangement;

               “Dissenting Shareholder” means any Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

               “Effective Date” means the date shown on the Certificate of Arrangement to be issued under the Act giving effect to the Arrangement, which date shall be determined in accordance with Section 2.6;

               “Effective Time” has the meaning ascribed to it in the Plan of Arrangement;

               “Employee Rollover Agreement” means a written agreement between Holdings (or one of its Affiliates) and an officer or employee of 724 Solutions or its Subsidiaries, (i) pursuant to which Holdings (or one of its Affiliates) has agreed to take in exchange, and such officer or employee has agreed to contribute, that number of Shares held by such officer or employee stipulated in the agreement (if any) for consideration not exceeding US$3.34 per Share, which consideration consists of shares of capital stock of Holdings, except that cash may be paid in lieu of issuing fractional shares; (ii) which has been entered into prior to the Effective Time and is to be completed immediately prior to the Effective Time; (iii) under which all conditions to closing (other than completion of the Arrangement) have been satisfied or waived as of the Effective Time; and (iv) which has not been terminated by such officer or employee or by Holdings (or one of its Affiliates) as of the Effective Time;

               “Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

               “Expense Reimbursement” has the meaning ascribed to it in Section 6.3(a);

               “Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

               “Final Order” shall mean the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Time or, if appealed, then (unless such appeal is withdrawn or denied), as affirmed on appeal prior to the Effective Time;

               “Financial Advisor” shall mean Thomas Weisel Partners LLC;

               “Financial Statements” means the audited consolidated financial statements of 724 Solutions for the fiscal year ended December 31, 2005, including the notes to such statements and the unaudited consolidated financial statements of 724 Solutions for the three months ended March 31, 2006, including the notes to such statements;

               “Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) self-regulatory organization or stock exchange including, without limitation, the NASDAQ and the TSX, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

               “Holders” means (a) when used with reference to the Shares, the holders thereof shown from time to time in the register of holders of Shares maintained by or on behalf of 724 Solutions and, where the context so provides, includes joint holders of such Shares and (b) when used with reference to the Options, means the holders thereof shown from time to time in the register maintained by or on behalf of 724 Solutions in respect of Options;

               “Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.2 of the Agreement;

               “In-the-Money Amount” means, for each Option, the positive difference, if any, between the Purchase Price and the exercise price of that Option;

               “Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Entity;

               “Letter of Transmittal” means the letter of transmittal sent by 724 Solutions to the Shareholders concurrently with the sending of the Circular for the Meeting;

               “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence or change in a state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations or condition (financial or otherwise) of 724 Solutions, other than any change, effect, event, occurrence or change in a state of facts principally caused by (a) changes generally in the industries in which 724 Solutions and its Subsidiaries operate (other than changes in reaction to the announcement of the Arrangement); or (b) a change, effect, event, occurrence or change in a state of facts in the Canadian or United States economies or financial, currency exchange, securities or commodities markets in general; or (c) this Agreement, the Arrangement and the transactions contemplated thereby;

               “Meeting” means the annual and special meeting of Shareholders and Holders of Cashed-out Options, including any resumption of the meeting following any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider and, if deemed advisable, to approve the Continuance Resolution, the Rights Plan Resolution, the Arrangement Resolution and other matters contemplated herein;

               “Meeting Date” means June 13, 2006 or such other date as the parties may agree upon;

               “NASD” means the National Association of Securities Dealers, Inc.;

               “NASDAQ” means the Nasdaq Stock Market, Inc.;

               “Notice Period” has the meaning ascribed to it in Section 4.5;

               “OBCA” means the Ontario Business Corporations Act, R.S.O. 1990, C.B.16 and the regulations promulgated under that Act, each as amended;

               “Option Plans” means 724 Solutions’ 2005 Stock Option Plan, 2000 Stock Option Plan, 1999 Tantau Stock Plan, Pre-IPO Canadian Plan and Pre-IPO U.S. Plan;

               “Optionholders” means the holders of Options;

               “Options” means options issued pursuant to the Option Plans that remain outstanding on the Effective Date;

               “Ordinary Course” of a Party means the usual, ordinary and regular course of business of that Party, consistent with prior practice of that Party in all material respects;

               “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a non-natural Person, including any amendments thereto;

               “Outside Date” means September 30, 2006 or such later date as may be mutually agreed by the Parties;

               “Parties” means Holdings, 724 Solutions and, for purposes of Article 7 only, Austin Ventures VIII, and “Party” means any one of them except that “Party” shall only mean Austin Ventures VIII with respect to Article 7;

               “Plan of Arrangement” shall mean the plan of arrangement substantially in the form of Schedule B attached to this Agreement and any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court;

               “Person” includes any individual, sole proprietorship, partnership, firm, entity, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Entity, and any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of more than one Person and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives;

               “Pre-Acquisition Reorganization” has the meaning ascribed to it in Section 4.8;

               “Pre-Effective Date Period” means the period from the date of this Agreement until the Closing Time, subject to the earlier termination of this Agreement in accordance with its terms;

               “Purchase Price” means US$3.34 cash per Share;

               “Qualifying Shareholder” means a Shareholder but does not include (a) a Dissenting Shareholder, (b) the Austin Ventures Funds, (c) Holdings or (d) a Rollover Employee, if any;

               “Regulatory Approvals” means any requisite rulings, consents, orders, exemptions, decisions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that an Arrangement may only be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Entity in respect of the Arrangement;

               “Reimbursable Expenses” means out-of-pocket expenses reasonably incurred by Holdings and its Affiliates in connection with the matters contemplated by this Agreement; provided, however, that Reimbursable Expenses shall not include (i) legal expenses in excess of $200,000 incurred in connection with any direct claims by third-party private claimants in respect of the Arrangement or (ii) expenses incurred to financial advisors or third-party consulting or accounting firms in respect of their provision of financial or accounting due diligence, in each case in connection with the Arrangement;

               “Requisite Vote” has the meaning ascribed to it in Section 2.4(b);

               “Returns” means all material reports, information statements and returns relating to or as required to be filed in connection with any Taxes;

               “Rights” means the rights issued and outstanding pursuant to the Rights Plan;

               “Rights Plan” means that certain Shareholders Rights Plan Agreement, dated February 10, 2003, between 724 Solutions and Computershare Trust Company of Canada, as amended;

               “Rights Plan Resolution” means a special resolution of the Shareholders approving the termination of the Rights Plan;

               “Rollover Employee” means any officer or employee subject to an Employee Rollover Agreement;

               “SEC” means the United States Securities and Exchange Commission;

               “Securities Act” means the Securities Act (Ontario) and the rules, regulations, instruments, notices and policies made thereunder, as they may be amended from time to time prior to the Effective Date;

               “Shareholders” means the holders of Shares;

               “Shares” means the common shares in the capital of 724 Solutions;

               “Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

               “Superior Proposal” means any bona fide written Acquisition Proposal that, in the good faith determination of the board of directors of 724 Solutions after consultation with its financial advisors and with outside counsel, (a) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal and (b) would, if consummated in accordance with its terms be more favourable to the Shareholders considering the proposal from a financial point of view than the Arrangement;

               “Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th supp.), as amended;

               “Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity; which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and provincial income taxes), capital taxes, payroll and employee withholding taxes, unemployment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, pension assessment and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect;

               “Termination Payment” has the meaning ascribed to it in Section 6.3(a);

               “TSX” means the Toronto Stock Exchange; and

               “Valuator” means Paradigm Capital Inc.

1.2          Interpretation

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.3          Article References

Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.4          Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity).

1.5          Date For Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a day of business in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a day of business in such place.  Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day if the last day of this period is not a business day.

1.6          Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States.

1.7          Schedules

Schedules A – Arrangement Resolution, B – Plan of Arrangement, C – Representations and Warranties of 724 Solutions, D – Representations and Warranties of Holdings annexed to this Agreement are incorporated by reference into this Agreement and form a part hereof.

1.8          Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under United States generally accepted accounting principles from time to time and all determinations of an accounting nature required to be made shall be made in a manner consistent with, United States generally accepted accounting principles from time to time.

1.9          Material

The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its Subsidiaries, taken as a whole, or would significantly impede the ability to complete the Arrangement in accordance with this Agreement.

1.10        Knowledge

Any reference to the knowledge of a Party shall mean, unless otherwise specified, the actual knowledge, information and belief of, in the case of 724 Solutions, John Sims and Stephen Morrison, and in the case of Holdings, Joseph C. Aragona, after such persons have reviewed all relevant records and made reasonable inquiries regarding the relevant matter of such Party’s directors and senior officers.

1.11        Construction

Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

1.12        Disclosure

Where in this Agreement reference is made to disclosure in writing, or disclosed in writing on or prior to the date hereof, such disclosure shall be made in writing in a separate letter, dated the date hereof and signed by an officer of each of Holdings or 724 Solutions, as the case may be, and delivered to the other immediately prior to the execution of this Agreement. Such disclosure letter shall make specific reference to the applicable Sections and paragraphs of this Agreement in respect of which such disclosure is made but will also be interpreted to relate to or modify other sections of this Agreement (including the Schedules) if the intention to so relate or modify is readily apparent on the face of such disclosure.  The inclusion of any item in the disclosure letter shall not be construed as an admission by the Company of the materiality of such item.

1.13        Subsidiaries

To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a Subsidiary of any Party, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action or satisfy such representation or warranty.

ARTICLE 2
THE ARRANGEMENT

2.1          Articles of Arrangement

The Articles of Arrangement shall provide, with such other matters as are necessary to effect the Arrangement, for the implementation of the Plan of Arrangement.

2.2          Implementation Steps by 724 Solutions

724 Solutions covenants in favor of Holdings that 724 Solutions shall:

(a)

as soon as practicable after the execution of this Agreement, apply in a manner reasonably acceptable to Holdings, under Section 192(3) of the CBCA and Section 182(5) of the OBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

(b)

subject to Section 5.1, convene and hold the Meeting by the Meeting Date for the purpose of considering the Continuance Resolution, the Rights Plan Resolution, the Arrangement Resolution and standard annual meeting matters (including, without limitation a proposal to adjourn or postpone any such meeting) and for any other proper purpose as may be reasonably acceptable to Holdings, and as may be set out in the notice for such meeting; provided, however, that 724 Solutions, shall be entitled to adjourn or postpone the Meeting prior to a vote on the Continuance Resolution, the Rights Plan Resolution and/or the Arrangement Resolution for a reasonable period of time agreed to by Holdings, (and shall so adjourn or postpone if requested by Holdings), if on the scheduled date of such Meeting the Requisite Vote does not appear likely to be obtained;

(c)	provide notice to Holdings of the Meeting and allow representatives of Holdings to attend the Meeting;

(d)

except as required for quorum purposes or as contemplated by Section 2.2(b), not adjourn, postpone, cancel (or propose the adjournment, postponement or cancellation of) or fail to call the Meeting without Holdings’ prior written consent, except as required by applicable Laws;

(e)

subject to Section 2.5(b), use commercially reasonable efforts to solicit from the Shareholders and Holders of Cashed-out Options proxies in favour of the approval of the Continuance Resolution, the Rights Plan Resolution and the Arrangement Resolution, as the case may be, including, if so requested by Holdings, using the services of dealers and proxy solicitation services, and take all other action that is necessary or desirable to secure the approvals by the Shareholders and Holders of Cashed-out Options necessary or desirable to consummate the Arrangement;

(f)	subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court under Section 182 of the OBCA for the Final Order;

(g)

subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement; and

(h)

provide Holdings with copies of and a reasonable opportunity to comment on all applications, circulars, filings, motions and other documents prepared by or on behalf of 724 Solutions in connection with the Arrangement, to consider all comments received and to make any changes to such applications, circulars, filings, motions and documents as are reasonably acceptable to 724 Solutions.

2.3         Implementation Steps by Holdings

Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in this Agreement in its favour, on or before the Effective Date, Holdings shall deposit or cause to be deposited with the Depositary or 724 Solutions, as applicable, immediately available funds equal to the aggregate cash consideration payable under the Arrangement for the Shares to be acquired from Qualifying Shareholders.

2.4         Interim Order

The application referred to in Section 2.2(a) shall request that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Plan of Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)

that the requisite approval for the Arrangement Resolution shall be, (i) 66 2/3% of the votes cast on the Arrangement Resolution by the Shareholders and Holders of Cashed-out Options present in person or by proxy at the Meeting, and (ii) a simple majority of the votes cast on the Arrangement Resolution by the Shareholders present in person or by proxy at the Meeting, excluding Shares held by Affiliates of Holdings or by a Rollover Employee, if any (the “Requisite Vote”);

(c)

that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of 724 Solutions, including quorum requirements and all other matters, shall apply in respect of the Meeting; and

(d)	for the grant of the Dissent Rights.

2.5         The Circular

(a)

As promptly as reasonably practicable after the execution of this Agreement, 724 Solutions shall prepare and complete, in consultation with Holdings, the Circular (and any amendments or supplements thereto) together with any other documents required by the Securities Act, the 1933 Act, the Exchange Act, the CBCA, the OBCA and other applicable Laws in connection with Meeting and the Arrangement. As promptly as reasonably practicable thereafter, and after obtaining the Interim Order, but subject to obtaining any required Regulatory Approvals in connection with mailing the Circular, 724 Solutions shall cause the Circular and other documentation required in connection with the Meeting to be sent to each Shareholder and Holders of Cashed-out Options and to be filed with applicable Governmental Entities, as required by the Interim Order and applicable Laws. 724 Solutions shall provide Holdings a reasonable opportunity to review and comment on drafts of the Circular and other documentation referred to above in the course of its preparation and shall not file or amend such documentation without the consent of Holdings as to those portions of the Circular and other documentation which references or relates to Holdings or its Affiliates, that consent not to be unreasonably withheld or delayed.  Except for individual proxies and other non-substantive communications, 724 Solutions shall furnish promptly to Holdings a copy of each notice, report, report of proxies submitted, schedule or other document or communication delivered, filed or received by 724 Solutions in connection with the Arrangement.

(b)

The Circular shall include the recommendation and representation of the board of directors of 724 Solutions in respect of the Arrangement as set out in Section 2.8. Notwithstanding any other provision of this Agreement, the board of directors of 724

 Solutions may change its recommendation in respect of the Arrangement from that set forth in Section 2.8, if the board of directors concludes, in good faith, after receiving the advice of outside counsel and financial advisors that is reflected in the minutes of a meeting of the board of directors, that such action is necessary for such board of directors to act in a manner consistent with its fiduciary duty or applicable Laws and, in the event that Section 6.3 is applicable, if 724 Solutions has paid any fee applicable thereunder. The foregoing shall not relieve the board of directors of 724 Solutions from any of its obligation in respect of proceeding to call and hold the Meeting and holding the vote of Shareholders and Holders of Cashed-out Options.

2.6         Closing Matters

The Effective Date shall be the second business day following the latest of the date of the Meeting, the date of issuance of the Final Order (unless appealed in which case, the Effective Date shall be the date such appeal is determined or withdrawn) and the date upon which the last Regulatory Approval is obtained, or such other date as the Parties may agree. Closing shall take place at the office of Torys LLP in Toronto, Ontario at 11:00 a.m. on the Effective Date or at such other place, date and time as the Parties shall agree (the “Closing Time”). Each of Holdings and 724 Solutions shall deliver, at the closing of the Arrangement, such customary certificates, resolutions and other closing documents as may be required by the other Party, acting reasonably.

2.7         Preparation of Filings

(a)

Each of Holdings and 724 Solutions shall furnish to the other all information that may be required under Law to be provided concerning such Party and its shareholders for the Circular and the implementation of the other actions described in Section 2.5. Each Party covenants with the other that information to be furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such Circular, actions or otherwise in connection with the consummation of the Arrangement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or which is necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(b)

Each of Holdings and 724 Solutions promptly shall notify the other if, at any time before the Closing Time, it becomes aware that the Circular or any application for an order hereunder contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, Holdings and 724 Solutions shall cooperate in the preparation of a supplement or amendment to the Circular or such application, as required and as the case may be, and, if required, shall cause the same to be distributed to Shareholders and Holders of Cashed-out Options and/or filed with the relevant Governmental Entities.

(c)

724 Solutions shall ensure that the Circular complies in all material respects with all applicable Laws. Without limiting the generality of the foregoing, 724 Solutions shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at Meeting.

2.8         724 Solutions Approval

724 Solutions represents as of the date hereof that its board of directors (excluding for these purposes, Joseph C. Aragona and Benjamin Scott (the “AV Designees”)), after considering the Arrangement, has determined unanimously that (i) the Arrangement is fair to Shareholders and is in the best interests of 724 Solutions; and (ii) subject to Section 2.5(b), it will recommend in the Circular that Shareholders vote in favour of the Continuance Resolution, the Rights Plan Resolution and the Arrangement Resolution.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties

(a)

724 Solutions hereby makes to Holdings the representations and warranties as set forth in Schedule C to this Agreement and acknowledges that Holdings are relying upon those representations and warranties in connection with entering into and performing their respective obligations under this Agreement.

(b)

Holdings hereby make to 724 Solutions the representations and warranties as set forth in Schedule D to this Agreement and acknowledges that 724 Solutions is relying upon those representations and warranties in connection with entering into and performing its obligations under this Agreement.

3.2         Investigation

Any investigation by any Party or any of such Party’s advisors or representatives, shall not mitigate, diminish or affect the representations and warranties of any other Party pursuant to this Agreement.

3.3         Survival of Representations and Warranties

The representations and warranties of 724 Solutions and Holdings contained herein shall survive the execution and delivery of this Agreement but shall terminate on the earlier of the termination of this Agreement in accordance with its terms or the Effective Date.

ARTICLE 4
COVENANTS

4.1         Retention of Goodwill

During the Pre-Effective Date Period, 724 Solutions shall continue to carry on the business of 724 Solutions and its Subsidiaries in a manner consistent with prior practice in all material respects, using commercially reasonable efforts to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article 4. The provisions of Section 4.2 are intended to be in furtherance of this general commitment.

4.2         Covenants of 724 Solutions

724 Solutions covenants and agrees that, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, 724 Solutions shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses only in, and not take any action except in, the Ordinary

Course.  In furtherance thereof, except (i) with the prior written consent of Holdings, (ii) as expressly required by Laws or (iii) as contemplated in this Agreement, 724 Solutions agrees that it and its Subsidiaries shall:

(a)

not issue, sell, pledge, reserve, set aside, allot, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its Subsidiaries to issue, sell, pledge, reserve, set aside, allot, lease, dispose of, encumber or agree to issue, sell, pledge, reserve, set aside, allot, lease, dispose of or encumber):

(i)

any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of it or any of its Subsidiaries, except pursuant to the exercise of stock options currently outstanding under the Option Plans; or

(ii)

any material assets of it or any of its Subsidiaries except in (i) the Ordinary Course or (ii) transactions between two or more wholly-owned Subsidiaries of 724 Solutions or between a wholly-owned Subsidiary and 724 Solutions;

(b)	not amend or propose to amend its articles or by-laws or those of any of its Subsidiaries;

(c)

not split, consolidate or reclassify any of the outstanding shares of 724 Solutions or of any Subsidiary of 724 Solutions, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of 724 Solutions or of any Subsidiary of 724 Solutions;

(d)

not redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any shares or other securities of 724 Solutions or any of its Subsidiaries unless otherwise required by the terms of such securities and except for the redemption of the Rights at a price not to exceed $0.0001 per Right;

(e)	not reorganize, amalgamate or merge it or any of its Subsidiaries with any other person, corporation, partnership or other business organization whatsoever;

(f)

not acquire, agree to acquire, dispose of or agree to dispose of any person, corporation, partnership, joint venture or other business organization or division or acquire, agree to acquire, dispose of or agree to dispose of any assets, which, in each case, are individually or in the aggregate material except in; (i) the Ordinary Course or (ii) transactions between two or more wholly-owned Subsidiaries of 724 Solutions or between a wholly-owned Subsidiary of 724 Solutions and 724 Solutions;

(g)

except in the Ordinary Course: (i) not satisfy or settle any claims or liabilities which are individually or in the aggregate material; (ii) not relinquish any contractual rights which are individually or in the aggregate material; or (iii) not enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(h)

except in the Ordinary Course, not incur or commit to provide guarantees, not incur any indebtedness for borrowed money and not issue any amount of debt securities which are individually or in the aggregate material;

(i)	except pursuant to existing employment, pension, termination, compensation arrangements or policies, not enter into or modify any employment, severance or similar agreements, policies or arrangements with, and not grant any bonuses, salary increases, stock options, pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, not make any loan to, any officers or directors of it or any Subsidiary;

(k)	not incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding $200,000;

(l)

not, unless otherwise required by applicable Law, (i) make, change or revoke any election relating to Taxes, (ii) change any annual accounting period, adopt or change any accounting method, (iii) take any action, or omit to take any action, in either case inconsistent with past practice, relating to the filing of any tax return or the payment of any Tax, (iv) settle any material Tax claim or assessment, (v) surrender any right to claim a material Tax refund or (vi) amend any of its transfer pricing policies;

(m)

use reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(n)

use reasonable commercial efforts to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

(o)

not take any action, refrain from taking any action, or permit any of its Subsidiaries to take any action or refrain from taking any action, that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or would reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date if then made;

(p)

promptly notify Holdings of any Material Adverse Change, or any change which would reasonably be expected to become a Material Adverse Change and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(q)	settle or compromise any claim brought by any present, former or purported Holder;

(r)	except in the Ordinary Course not enter into or modify in any material respect any material contract, agreement, commitment or arrangement; and

(s)

use commercially reasonable efforts to conduct its affairs so that (i) all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon and (ii) all of the conditions precedent to the Arrangement within its power to affect shall be satisfied as promptly as practicable.

Further, 724 Solutions shall and shall cause its Subsidiaries to:

(a)

perform all obligations required to be performed by 724 Solutions or any of its Subsidiaries under this Agreement and cooperate with Holdings in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Arrangement;

(b)	use commercially reasonable efforts to obtain the requisite approvals of the Shareholders and Holders of Cashed-out Options to the Arrangement;

(c)

advise Holdings as reasonably requested, and on a daily basis on each of the last five business days prior to the Meeting, as to the aggregate tally of the proxies and votes received in respect of the Meeting and all matters to be considered at such meeting;

(d)

apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to 724 Solutions or any of its Subsidiaries and, in doing so, keep Holdings informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Holdings with copies of all related applications and notifications in draft form (except that commercially confidential information of 724 Solutions may be expurgated in Holdings’ copy and shall be provided to Holdings’ counsel on an external counsel basis), in order to provide Holdings with a reasonable opportunity to review and comment on drafts and providing Holdings with copies of all material regulatory correspondence;

(e)

use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from 724 Solutions or any of its Subsidiaries relating to the Arrangement;

(f)

use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by 724 Solutions or a Subsidiary of 724 Solutions in connection with the Arrangement from other parties to any material leases, licenses or contracts;

(g)

carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on 724 Solutions or its Subsidiaries with respect to the Arrangement;

(h)	file the articles of continuance with the Director, subject to approval of the Continuance Resolution at the Meeting;

(i)

use commercially reasonable efforts to defend all lawsuits and other legal, regulatory or other proceedings to which it is a party, challenging or affecting this Agreement or the consummation of the Arrangement;

(j)

use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to 724 Solutions or other order which may adversely affect the ability of the Parties to consummate the Arrangement; and

(k)

provide Holdings with a copy of any purported exercise of the Dissent Rights and written communications with any Holders exercising or purporting to exercise Dissent Rights; and not settle or compromise any claim brought by any present, former or purported Holder of any of its securities in connection with the Arrangement without the consent of Holdings, not to be unreasonably withheld or delayed.

(l)	promptly advise Holdings orally and, if then requested, in writing:

(i)

of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of 724 Solutions contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Closing Time, untrue or inaccurate in any material respect; and

(ii) of any material breach by 724 Solutions of any covenant or agreement contained in this Agreement.

4.3         Covenants of Holdings

Holdings covenants and agrees to:

(a)

use commercially reasonable efforts to conduct its affairs so that (i) all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Effective Date as if made thereon and (ii) all of the conditions precedent to the Arrangement within its power to affect shall be satisfied as promptly as practicable.

(b)

perform all obligations required to be performed by it under this Agreement and to cooperate with 724 Solutions in connection therewith in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement;

(c)

apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to Holdings, as applicable, and, in doing so, to keep 724 Solutions informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing 724 Solutions with copies of all related applications and notifications, in draft form (except that commercially confidential information of Holdings or its Affiliates may be expurgated in 724 Solutions’ copy and shall be provided to 724 Solutions’ counsel on an external counsel basis), in order for 724 Solutions to provide 724 Solutions with a reasonable opportunity to review and comment on drafts and providing 724 Solutions with copies of all material regulatory correspondence;

(d)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Holdings relating to the Arrangement;

(e)

carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Holdings with respect to the Arrangement;

(f)

use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings, to which it is a party, challenging or affecting this Agreement or the consummation of the Arrangement;

(g)

use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Holdings which may adversely affect the ability of the Parties to consummate the Arrangement; and

(h)	promptly advise 724 Solutions orally and, if then requested, in writing:

(i)

of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Holdings contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Closing Time, untrue or inaccurate in any material respect; and

	(ii)	of any material breach by Holdings of any covenant or agreement contained in this Agreement.

4.4 Covenants of 724 Solutions Regarding Non-Solicitation

(a)

724 Solutions shall, and shall cause the officers, directors, employees, representatives (which term includes for greater certainty any investment banker, lawyer or accountant) and agents of 724 Solutions and its Subsidiaries to, cease immediately all current discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and request and use commercially reasonable efforts to enforce the return or destruction of all confidential information provided in connection therewith. 724 Solutions shall not release any Person from any confidentiality agreement or standstill agreement; provided, however, that 724 Solutions may release such Person from a standstill agreement to the extent necessary to effect a transaction contemplated by a Superior Proposal.  Prior to the Closing Time, 724 Solutions shall confirm to Holdings that all Persons with whom it has discussed any Acquisition Proposal in the last six months have either returned such confidential information or have certified its destruction.

(b)

724 Solutions shall not, directly or indirectly, through any officer, director, employee, representative or agent of 724 Solutions or any of its Subsidiaries or otherwise, (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal; (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iv) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal; or (v) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Holdings the approval or recommendation of the board of directors of 724 Solutions or any committee thereof of the Arrangement.

(c)

Notwithstanding Section 4.4(b), the board of directors of 724 Solutions shall be permitted to (i) comply with 724 Solutions’ disclosure obligations under applicable Laws with regard to an Acquisition Proposal, (ii) take any other action with regard to an Acquisition Proposal to the extent ordered or otherwise mandated by any court of competent jurisdiction, and (iii) respond to a bona fide request for information that could reasonably be expected to lead to an Acquisition Proposal, solely by advising that no information can be provided unless a bona fide written Acquisition Proposal is made, and then only in compliance with Section 4.4(d).

(d)	Notwithstanding Section 4.4(b), if 724 Solutions receives an unsolicited bona fide written Acquisition Proposal the board of directors of 724 Solutions shall be permitted to:

	(i)	consider, participate in any discussions or negotiations, or enter into a confidentiality agreement and provide information pursuant to Section 4.4(f), or

(ii)

withdraw, modify, change or qualify (or publicly propose to withdraw, modify or qualify), in a manner adverse to Holdings, the approval or recommendation of the Arrangement by 724 Solutions, if and only to the extent that, in the case of clause (i) and (ii):

		(A)	the Meeting shall not have occurred;

		(B)	724 Solutions shall have complied with Sections 4.4(e) and 4.4(f);

		(C)	the board of directors concludes in good faith, after consultation with its outside legal and financial advisors, that it is required to do so to comply with its fiduciary duties;

and, the board of directors of 724 Solutions concludes in good faith, after consultation with its outside legal and financial advisors, (1) in the case of clause (i), that such Acquisition Proposal is or is reasonably likely to be a Superior Proposal, or (2) in the case of clause (ii), that such Acquisition Proposal is a Superior Proposal.

(e)

724 Solutions shall forthwith notify Holdings of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to 724 Solutions or any Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of 724 Solutions or any Subsidiary of 724 Solutions by any Person. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as Holdings may reasonably request. 724 Solutions shall keep Holdings reasonably informed of the status of any such Acquisition Proposal or inquiry in a timely manner.

(f)

If 724 Solutions receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and 724 Solutions is permitted, subject to and as contemplated under Section 4.4(d), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the board of directors of 724 Solutions may, subject to the execution by such Person of a confidentiality agreement containing employee non-solicitation having a term of at least eighteen (18) months and a standstill provision substantially similar to that contained in the Confidentiality Agreement, provide such Person with access to information regarding 724 Solutions; provided that, (i) 724 Solutions sends a copy of any such confidentiality agreement to Holdings promptly upon its execution, (ii) Holdings is provided with a complete list of all information provided to such Person on a timely basis, and (iii) Holdings is provided on a timely basis with similar access to information (to the extent not previously provided to Holdings) to that which such Person was provided.

(g)

724 Solutions shall ensure that its officers, directors and employees and its Subsidiaries and their officers, directors and employees and any representatives or agents retained by it or its Subsidiaries are aware of the provisions of this Section 4.4, and 724 Solutions shall be responsible for any breach of this Section 4.4 by its and its Subsidiaries’ officers, directors, employees, representatives or agents.

(h)

Nothing contained in this Section 4.4 shall limit in any way the obligation of 724 Solutions to convene and hold the Meeting in accordance with Section 2.2 of this Agreement unless this Agreement is terminated in accordance with Article 6. Nothing in this Section 4.4 shall permit 724 Solutions to terminate this Agreement (except as specifically provided in Article 6).

4.5         Notice of Superior Proposal Determination

724 Solutions shall not accept, approve or recommend or enter into any agreement in respect of an Acquisition Proposal on the basis that it constitutes a Superior Proposal (or change or withdraw its recommendation in favour of the Arrangement) except as permitted by Section 2.5(b) unless: (a) it has promptly provided Holdings with a copy of the Acquisition Proposal document which has been determined to be a Superior Proposal; (b) three Business Days (the “Notice Period”) shall have elapsed from the date Holdings received notice of the determination to accept, approve or recommend an agreement in respect of such Acquisition Proposal; and (c) before entering into any agreement with respect to a Superior Proposal, this Agreement shall have been terminated pursuant to Section 6.2(c)(iv). During the Notice Period, 724 Solutions shall provide a reasonable opportunity to Holdings to consider, discuss and offer such adjustments in the terms and conditions of this Agreement as would enable 724 Solutions to proceed with its recommendation to the Shareholders with respect to the Arrangement; provided, however, that any such adjustment shall be at the discretion of Holdings at the time. The board of directors of 724 Solutions (excluding the AV Designees and John Sims) will review in good faith any offer made by Holdings to amend the terms of this Agreement in order to determine, as part of its satisfying its fiduciary duties, whether the proposed amendments would, upon acceptance, result in such Superior Proposal ceasing to be a Superior Proposal (and whether it will change or withdraw its recommendation in favour of the Arrangement). If a majority of the board of directors of 724 Solutions (excluding the AV Designees and John Sims) determines that the Superior Proposal would cease to be a Superior Proposal, 724 Solutions will so advise Holdings and will accept the offer by Holdings to amend the terms of this Agreement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. If the board of directors of 724 Solutions (excluding the AV Designees and John Sims) continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the amendments offered by Holdings, then 724 Solutions may, subject to the terms of this Agreement, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal (and change or withdraw its recommendation in favour of the Arrangement). Each successive material modification of any Acquisition Proposal or a Superior Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 4.5 and shall require a three Business Day Notice Period from the date a copy of such amendment is provided to Holdings (other than an amendment to improve upon a Superior Proposal in respect of which Holdings has been provided with an opportunity to amend the terms of this Agreement and such Superior Proposal has not ceased to be a Superior Proposal prior to the proposed amendment). If 724 Solutions provides Holdings with the notice contemplated in this Section 4.5 on a date that is less than seven calendar days prior to the Meeting, if requested by Holdings, 724 Solutions shall adjourn the Meeting to a date that is not less than seven calendar days and not more than fourteen calendar days after the date of such notice.

4.6         Access to Information

Subject to applicable Laws, upon reasonable notice, 724 Solutions shall (and shall cause each of its Subsidiaries to) afford Holdings’ officers, employees, counsel, accountants and other authorized representatives and advisors access, during normal business hours from the date hereof until the earlier of the Effective Date or the termination of this Agreement, to its and its Subsidiaries’ properties, books, contracts and records as well as to its management personnel and its accountants and use commercially reasonable efforts to afford such access to its other advisors, and, during such period, 724 Solutions shall (and shall cause each of its Subsidiaries to) furnish promptly to Holdings all information concerning 724 Solutions’ and its Subsidiaries’ businesses, properties and personnel as Holdings may reasonably request, other than information in respect of which 724 Solutions is under an enforceable obligation to a third party to maintain confidentiality after 724 Solutions has used its commercially reasonable efforts to obtain a waiver of such obligation.

4.7         Indemnification of Directors and Officers, Corporate Indemnities and Insurance

(a)

For a period of six years after the Effective Date, 724 Solutions shall, and Holdings shall cause 724 Solutions to, (i) maintain in effect the current or substantially similar (subject to any changes required by applicable Laws in the jurisdiction in which 724 Solutions may exist from time to time) provisions regarding indemnification of officers and directors contained in the Organizational Documents of 724 Solutions and its Subsidiaries and any directors’, officers’ or employees’ indemnification agreements with 724 Solutions and its Subsidiaries and (ii) indemnify the directors and officers of 724 Solutions and its Subsidiaries to the fullest extent to which 724 Solutions and its Subsidiaries are permitted to indemnify such officers and directors under their respective Organizational Documents and applicable Laws in the jurisdiction in which 724 Solutions may continue to exist from time to time.  During such six-year period, 724 Solutions shall and Holdings shall cause 724 Solutions to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by 724 Solutions and its Subsidiaries (provided that Holdings may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, substantially as favourable to the insured and, provided further, that in no event shall Holdings be required to expend in any one year an amount in excess of 200% of the annual amount currently paid by 724 Solutions) with respect to claims arising from facts or events which occurred on or before the Effective Date.  Alternatively, at 724 Solutions’ option prior to the Effective Date or Holdings’ option after the Effective Date, either may cause 724 Solutions to purchase “run-off” directors’ and officers’ liability insurance providing coverage substantially as favourable to such directors and officers as that in effect under such current policies to cover prior events during such six-year period or the balance thereof.

(b)

Notwithstanding the foregoing, this Section 4.7 shall not restrict or prohibit Holdings or 724 Solutions from entering into any transaction subsequent to the Effective Date, including a merger, amalgamation, arrangement, dissolution, liquidation, reorganization or sale of all or substantially all of the assets of Holdings or 724 Solutions or a Subsidiary of either of them to another entity, causing Holdings, 724 Solutions or a Subsidiary of either of them to assume the liabilities of another entity or otherwise reorganizing or restructuring Holdings, 724 Solutions or a Subsidiary of either of them or their respective businesses provided that any successor to the business of 724 Solutions or Holdings shall execute, prior to or contemporaneously with the completion of such transaction, such instruments (if any) as are necessary or advisable to evidence the assumption by the successor of the obligations of 724 Solutions or Holdings, as applicable, hereunder and its agreement to observe and perform all of the covenants or obligations of 724 Solutions or Holdings, as applicable, under this Agreement.

ARTICLE 5 CONDITIONS

5.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement shall be subject to the satisfaction, on or before the Closing Time, of the following conditions precedent, each of which may only be waived by the mutual consent of Holdings and 724 Solutions:

(a)	the Arrangement Resolution shall have been approved by the Requisite Vote;

(b)	the Arrangement shall have been approved at the Meeting in accordance with any conditions in addition to those set out in Section 5.1(a) which may be imposed by the Interim Order;

(c)	724 Solutions shall have obtained the articles of continuance from the Director in a form and substance satisfactory to 724 Solutions and Holdings, acting reasonably;

(d)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in a form satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(e)	the Articles of Arrangement shall be in content consistent with this Agreement and in form satisfactory to the Parties acting reasonably;

(f)	there shall not be in force any Law, final and non-appealable injunction, order or decree prohibiting, restraining or enjoining the consummation of the Arrangement;

(g)	the Regulatory Approvals shall have been obtained or satisfied on terms and conditions satisfactory to the Parties acting reasonably; and

(h)	this Agreement shall not have been terminated pursuant to Article 6.

5.2 Additional Conditions Precedent to the Obligations of Holdings

The obligations of Holdings to complete the Arrangement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for Holdings’ exclusive benefit and may be waived only in writing by Holdings):

(a)

all covenants of 724 Solutions under this Agreement to be performed on or before the Closing Time shall have been duly performed by 724 Solutions in all material respects and Holdings shall have received a certificate of 724 Solutions addressed to Holdings and dated the Effective Date, signed on behalf of 724 Solutions by a senior executive officer of 724 Solutions, confirming the same as at the Effective Date;

(b)	the representations and warranties of 724 Solutions contained in this Agreement and Schedule C shall have been true and correct in all material respects on and as of the date of this Agreement and the Effective Date and Holdings shall have received a certificate of 724 Solutions addressed to Holdings and dated the Effective Date, signed on behalf of 724 Solutions by a senior executive officer of 724 Solutions, confirming the same as at the Effective Date;

(c)

the board of directors of 724 Solutions shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by 724 Solutions and its Subsidiaries to permit the consummation of the Arrangement;

(d)	during the Pre-Effective Date Period, there shall not have occurred or have been disclosed to the public if previously undisclosed to the public, a Material Adverse Change;

(e)

there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity: (i) seeking to prohibit or restrict the acquisition by Holdings of any Shares, seeking to restrain or prohibit the consummation of the Arrangement or seeking to obtain from 724 Solutions or Holdings any material damages directly or indirectly in connection with the Arrangement, (ii) seeking to prohibit or materially limit the ownership or operation by Holdings of 724 Solutions or any material portion of the business or assets of 724 Solutions or any of its Subsidiaries or to compel Holdings to dispose of or hold separate any portion of the business or assets of 724 Solutions or any of its Subsidiaries, (iii) seeking to impose limitations on the ability of Holdings to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares to be acquired by them on all matters properly presented to the shareholders of 724 Solutions, (iv) seeking to prohibit Holdings from effectively controlling in any material respect the business or operations of 724 Solutions or any of its Subsidiaries or (v) which, if successful, in the judgment of Holdings is reasonably likely to have a Material Adverse Effect;

(f)

Holders of Shares representing in excess of 10% of the outstanding Shares shall not have exercised dissent or similar rights, or have instituted proceedings to exercise dissent or similar rights, in connection with the Arrangement;

(g)

all consents and waivers from any Persons (other than Governmental Entities) required under the terms of any of the contracts of 724 Solutions or its Subsidiaries with respect to the acquisition of control by Holdings, shall have been duly obtained or given, as the case may be, at or before the Closing Time on terms satisfactory to Holdings acting reasonably except for any which the failure to obtain or provide does not and would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;

(h)

other than the Regulatory Approvals, all other consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain would render completion of the Arrangement unlawful, shall have been obtained or satisfied on terms that would not reasonably be expected to have a Material Adverse Effect;

(i)	the board of directors of 724 Solutions shall not have approved or recommended any Acquisition Proposal;

(j)	all of the directors of 724 Solutions, other than the AV Designees and John Sims, shall have resigned from 724 Solutions effective as of the Closing Time;

(k)

724 Solutions shall not have issued any options, warrants or other rights to acquire their respective equity securities or rights therein since August 6, 2006, in any case at a price per share less than the Purchase Price;

(l)

there shall not have occurred any actual change or amendment to (or any proposal by or on behalf of the Minister of Finance (Canada) or Internal Revenue Service to change or amend) the Tax Act or Code, as applicable, or to any applicable provincial tax legislation or to the regulations thereunder or any published administrative position, which individually or in the aggregate, directly or indirectly, has or could reasonably be expected to have any material adverse effect with respect to the Arrangement or Holdings’ ownership of 724 Solutions, and which was not publicly announced or proposed on or prior to the date of this Agreement; and

(m)	the Rights Plan shall have been terminated in accordance with its terms and the Rights shall have been redeemed in full;

(n)	no Person other than Holdings shall have entered into a definitive agreement or an agreement in principle with 724 Solutions with respect to an Acquisition Proposal.

Holdings may not rely on the failure of 724 Solutions to satisfy any of the conditions precedents in Section 5.1 or Section 5.2 if the condition precedent was not satisfied solely as a result of a material default by Holdings in complying with their respective obligations in this Agreement.

5.3 Additional Conditions Precedent to the Obligations of 724 Solutions

The obligations of 724 Solutions to complete the Arrangement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of 724 Solutions and may be waived only in writing by 724 Solutions):

(a)

all covenants of Holdings under this Agreement to be performed on or before the Closing Time shall have been duly performed by Holdings, as applicable, in all material respects, and 724 Solutions shall have received a certificate of Holdings addressed to 724 Solutions and dated the Effective Date, signed on behalf of Holdings by a senior executive officer of Holdings, confirming the same as at the Effective Date;

(b)

the representations and warranties of Holdings contained in this Agreement and Schedule D shall have been true and correct in all material respects on and as of the date of this Agreement and the Effective Date and 724 Solutions shall have received a certificate of Holdings addressed to 724 Solutions and dated the Effective Date, signed on behalf of Holdings by a senior executive officer of 724 Solutions, confirming the same as at the Effective Date;

(d)

the board of directors of Holdings shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Holdings to permit the consummation of the Arrangement; and

(e)	Holdings shall have deposited the aggregate cash purchase price payable under the Arrangement for the Shares with the Depositary or 724 Solutions, as applicable.

724 Solutions may not rely on the failure to satisfy any of the conditions precedents in Section 5.1 or

Section 5.3 if the condition precedent was not satisfied solely as a result of a material default by 724 Solutions in complying with its obligations in this Agreement.

5.4         Satisfaction of Conditions

The conditions precedent set out in this Article 5 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Holdings and 724 Solutions, a Certificate of Arrangement in respect of the Arrangement is issued by the Director.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1         Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, and any such amendment may without further approvals of the Shareholders or the Holders of Cashed-out Options, subject to applicable Laws and any applicable order of the Court, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any conditions precedent herein contained.

Prior to the date of the Meeting, Holdings may propose actions or transactions, including structures to enable senior officers of 724 Solutions to transfer all or a portion of their Shares and/or Options to Holdings (or one of its Affiliates) in exchange for shares and/or options of Holdings (or such Affiliate), on a tax-efficient basis to the extent that the same shall not prejudice the Shareholders or the Holders of Cashed-out Options. 724 Solutions shall take such actions or undertake such transactions and, if necessary, the Plan of Arrangement shall be modified accordingly.

6.2         Termination

(a)

If any condition contained in Section 5.1 or 5.2 is not satisfied at or before the Closing Time, then Holdings may by notice to 724 Solutions terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided, including under Section 6.3).

(b)

If any condition contained in Section 5.1 or 5.3 is not satisfied at or before the Closing Time, then 724 Solutions may by notice to Holdings terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided, including under Section 6.3).

(c)	This Agreement may be terminated, in each case prior to the Closing Time:

	(i)	by the mutual agreement of 724 Solutions and Holdings (and for greater certainty, without further action on the part of the Shareholders if terminated after the holding of the Meeting);

	(ii)	by either 724 Solutions or Holdings if there shall be passed any Law that makes consummation of the Arrangement illegal or otherwise prohibited;

(iii)

by Holdings, if (A) the board of directors of 724 Solutions shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to Holdings its approval or recommendation of this Agreement, the Arrangement or the Arrangement Resolution; (B) the board of directors of 724 Solutions shall have approved or recommended any Acquisition Proposal; (C) 724 Solutions shall have breached Section 4.4 in any material respect; or (D) an Acquisition Proposal shall have been publicly made, publicly announced or otherwise publicly disclosed by any Person prior to the Meeting and the board of directors shall not have (1) in the case of an Acquisition Proposal in the form of a take-over bid, sent to the Shareholders, within ten days after such take-over bid is made, a statement disclosing that the board of directors of 724 Solutions re-affirms its recommendation of the Arrangement; or (2) in the case of an Acquisition Proposal in any other form, issued a press release within ten days after such Acquisition Proposal is publicly made, publicly announced or otherwise publicly disclosed, disclosing that the board of directors of 724 Solutions re-affirms its recommendation of the Arrangement;

(iv)

by 724 Solutions, provided that 724 Solutions is not then in breach or default of Section 4.4, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 4.5, subject to the prior payment by 724 Solutions of the amounts payable to Holdings under Section 6.3;

(v)

by either Holdings or 724 Solutions, if the Continuance Resolution, the Rights Plan Resolution or the Arrangement Resolution are not approved at the Meeting in the manner required by the Interim Order; or

(vi)

by Holdings, if (A) any of the representations and warranties of 724 Solutions herein become untrue or inaccurate such that the condition contained in Section 5.2(b) would not be satisfied, or (B) there has been a breach on the part of 724 Solutions of any of its covenants or agreements herein such that the condition in Section 5.2(a) would not be satisfied.

(d)

If the Effective Date has not occurred on or prior to the Outside Date, then, unless otherwise agreed in writing by the parties, this Agreement shall terminate provided that in the event that the condition set forth in Section 5.1(f) above shall not have been satisfied by the date which is five business days prior to the Outside Date, either Party may unilaterally extend the Outside Date for a period of 30 days upon written notice to the other given no later than the Outside Date, in which case the Outside Date shall be deemed for all purposes to be the date as so extended. The right to terminate this Agreement pursuant to this Section 6.2(d) shall not be available to the Party seeking to terminate if any action of such Party or its Affiliates or the failure of such Party or its Affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Time shall have resulted in the conditions contained in Section 5.1, 5.2 or 5.3 (as applicable) not having been satisfied prior to the Outside Date.

(e)

If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no Party shall have any further liability to perform its obligations under this Agreement except as provided in Section 6.3 and as otherwise expressly contemplated by this Agreement, and provided that neither the termination of this Agreement nor anything contained in this Section 6.2(e) shall relieve any Party from any liability for breach of its obligations under this Agreement or for an intentional or willful breach of its representations and warranties prior to termination.

6.3 Termination and Other Payments

(a)	If:

	(i)	Holdings shall terminate this Agreement pursuant to Section 6.2(c)(iii) or

	(ii)	724 Solutions shall terminate this Agreement pursuant to Section 6.2(c)(iv),

then in any such case 724 Solutions shall (A) pay to Holdings (or as Holdings may otherwise direct) US$750,000 (the “Termination Payment”) in immediately available funds to an account designated by Holdings and (B) reimburse Holdings and its Affiliates for their Reimbursable Expenses (the “Expense Reimbursement”). The Termination Payment shall be made (A) in the case of a termination by Holdings, within three business days after written notice of termination by Holdings, and (B) in the case of a termination by 724 Solutions, immediately prior to such termination. The Expense Reimbursement shall be made promptly following receipt of an invoice therefor from Holdings or its Affiliates with supporting invoices for the out-of-pocket expenses incurred; provided, however, that such invoices may redact any confidential information or information constituting attorney-client work product of Holdings or its Affiliates.

(b)

If Holdings or 724 Solutions terminates this Agreement pursuant to Section 6.2(c)(v) or 6.2(c)(vi) and concurrently with such termination or within 12 months following the date of such termination, 724 Solutions becomes subject to or enters into an agreement with respect to, or submits for approval, an Acquisition Proposal and such Acquisition Proposal is consummated, then 724 Solutions shall also pay Holdings (or as Holdings may otherwise direct), immediately upon the consummation of the Acquisition Proposal, the Termination Payment and Expense Reimbursement; provided that, for purposes of this Section 6.3(b) only, “Acquisition Proposal” shall mean a proposal or offer with respect to any merger, amalgamation, consolidation, arrangement, business combination, recapitalization, take-over bid, sale of assets representing greater than 25% of the fair market value of 724 Solutions, a sale of equity of 724 Solutions or rights on interest therein or thereto representing more than 25% of any class or series of equity securities of 724 Solutions, or similar transactions involving 724 Solutions or any Subsidiary.

(c)

In the event that 724 Solutions fails to pay the Termination Payment or Expense Reimbursement on the date as required by this Section 6.3, the unpaid amount shall bear interest at a rate equal to 8% per annum.

(d)

724 Solutions shall not be obligated to make the Termination Payment and Expense Reimbursement pursuant to this Section 6.3 more than once, nor shall Holdings have any other remedy with respect to the occurrence of any of the events giving rise to a right of termination referred to in Section 6.3(a) or (b).

6.4         Remedies

The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE 7
GENERAL

7.1         Expenses

The Parties agree that, except as provided in Article 6, all out-of-pocket third party transaction expenses of the Arrangement, including legal fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

7.2         Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 5:00 p.m. local time in the place of delivery or receipt in which case it shall be deemed to have been given and received on the next business day.  Any Party may, from time to time, change its address by giving notice to the other Party in accordance with the provisions of this Section 7.2.

(a)	If to Holdings or Austin Ventures VIII, at:

c/o Austin Ventures VIII, LP 300 West Sixth Street, Suite 2300 Austin, Texas 78701 Attention: Joseph C. Aragona Facsimile: (512) 750-0003

with a copy to (which shall not constitute notice):

DLA Piper Rudnick Gray Cary US LLP 1221 S. MoPac Expressway, Suite 400 Austin, Texas 78746-6875 Attention: John J. Gilluly III, PC Facsimile: (512) 457-7001

(b)	If to 724 Solutions at:

724 Solutions Inc. 1221 State Street, Suite 2000 Santa Barbara, CA 93101 Attention: John Sims Facsimile: (805) 884-8311

with a copy to (which shall not constitute notice):

Torys LLP Suite 3000, 79 Wellington Street West Box 270, TD Centre Toronto, Ontario, Canada M5K 1N2 Attention: Darren Sukonick

Facsimile: (416) 865-7380

7.3         Time of Essence

Time shall be of the essence in this Agreement.

7.4         Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede all prior agreements and understandings between the Parties with respect to the subject matter hereof.

7.5         Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

7.6         Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

7.7         Execution in Counterparts

This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument.

7.8         Waiver

No waiver by any Party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall constitute or be deemed to constitute a waiver, amendment, extension or subrogation of any of the rights or obligations of the Austin Ventures Funds or 724 Solutions and its Subsidiaries under the Note

Purchase Agreement or under any notes, agreements, guaranties or other documents entered into in connection with the Note Purchase Agreement.  Further, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall constitute or be deemed to constitute a waiver, amendment, extension or subrogation of any of the rights or obligations of the Austin Ventures Funds (or their Affiliates) or 724 Solutions and its Subsidiaries under any separate agreement, arrangement or understanding regarding indemnification, contribution or reimbursement.

7.9         Public Notices

All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Parties, such approval not to be unreasonably withheld, unless such disclosure shall be required to meet timely disclosure obligations of any Party under applicable securities laws and stock exchange rules in circumstances where prior consultation with the other Party is not practicable.

7.10       Facsimiles; Counterparts

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

7.11       Severability

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.12       Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by any Party without the prior written consent of the other Parties, except that Holdings may assign all or part of its rights or obligations, including without limitation the rights to acquire the Shares.

7.13       No Recourse

(a)

Notwithstanding anything that may be expressed or implied in this Agreement, except as provided in Section 7.12 and 7.15, 724 Solutions covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any current or future Affiliates, shareholders or agents of Holdings, as such, or any current or former director, officer, employee, member, general or limited partner or shareholder of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future Affiliate, shareholder or agent of Holdings, as such, or any current or future director, officer, employee, member, general or limited partner or shareholder of any of the foregoing, as such, for any obligation of Holdings under this Agreement.

(b)

Notwithstanding anything that may be expressed or implied in this Agreement, Holdings covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any current or future Affiliates, shareholders or agents of 724 Solutions, as such, or any current or former director, officer, employee or shareholder of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future Affiliate, shareholder or agent of 724 Solutions, as such, or any current or future director, officer, employee or shareholder of any of the foregoing, as such, for any obligation of 724 Solutions under this Agreement.

7.14 No Third Party Beneficiaries

Other than Sections 4.7 and 7.13, this Agreement is not intended to confer on any Person other than the Parties any rights or remedies.

7.15 Guarantee

(a)

Austin Ventures VIII hereby absolutely, unconditionally and irrevocably guarantees solely to 724 Solutions (and not to any shareholder or other third party beneficiary) the performance and discharge (when due) of the payment obligations of Holdings (or any permitted successor or transferee) under Section 2.3.

(b)

Austin Ventures VIII hereby absolutely, unconditionally and irrevocably guarantees solely to 724 Solutions (and not to any shareholder or other third party beneficiary) the performance and discharge (when due) of the obligations of Holdings (or any permitted successor or transferee) under this Agreement (other than Section 2.3); provided, however, that in no event will Austin Ventures VIII’s liability under this Section 7.15(b) exceed US$250,000.

(c)

724 Solutions agrees that the obligations of Austin Ventures VIII hereunder shall be released and discharged to the extent of (a) the existence of any claim, set-off or other right which Austin Ventures VIII or its Affiliates may have at any time against 724 Solutions or its Subsidiaries and (b) the adequacy of any other means 724 Solutions may have of obtaining payment in respect of the obligation for which payment is sought.  724 Solutions hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim based upon, arising under, or in connection with this Agreement or the transactions contemplated hereby, against Austin Ventures VIII or the former, current or future partners, managers, members, Affiliates, officers, employees, representatives or agents of Austin Ventures VIII, except for claims against Austin Ventures VIII under Sections 7.15(a) or 7.15(b) above.

(d)

Notwithstanding anything in this Agreement to the contrary, in no event shall Austin Ventures VIII be liable for any special, indirect, consequential or punitive damages arising out of or in connection with this Agreement including, but not limited to, lost profits or other economic loss.  The foregoing shall apply regardless of the negligence or other fault of Holdings or its Affiliates and regardless whether such liability sounds in contract, negligence, tort or any other theory of legal liability.

(e)

The right of any Person to bring or maintain a claim, action or proceeding in respect of this Agreement against Austin Ventures VIII, and the obligations of Austin Ventures VIII under this Agreement, each shall terminate and be of no further force and effect immediately at and as of the Effective Time.

                    IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

724 Solutions Inc.

By:

J. Ian Giffen
Chair of the Special Committee of Directors

724 Holdings, Inc.

By:
Joseph C. Aragona
President

FOR PURPOSES OF ARTICLE 7 ONLY:

Austin Ventures VIII, L.P.

By:	AV Partners VIII, L.P., its general partner

By:
Joseph C. Aragona
General Partner

SCHEDULE A

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

Arrangement

1.

Following the continuance, the arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) (the “OBCA”) substantially as set forth in the plan of arrangement (the “Plan of Arrangement”) attached as Schedule [B] to Exhibit [C] to the Management Information Circular and Proxy Statement of 724 Solutions Inc. (the “Corporation”) dated May ■, 2006, all as more particularly described in the Management Information Circular and Proxy Statement (as the Plan of Arrangement and all transactions contemplated thereby may be or may have been modified or amended) be and are hereby authorized, approved and adopted;

2.

The Plan of Arrangement, the full text of which is set out in Schedule [B] to Exhibit [C] to the Management Information Circular and Proxy Statement (as the Plan of Arrangement may be or may have been modified or amended) is authorized, approved and adopted.

3.

Notwithstanding that this resolution has been passed by the Shareholders (as defined in the Management Information Circular and Proxy Statement) or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Corporation are hereby authorized and empowered without further notice to, or approval of, the Shareholders (i) to amend the arrangement agreement entered into between the Corporation, 724 Holdings, Inc. and Austin Ventures VIII, L.P. on April 6, 2006 (the “Arrangement Agreement”) or the Plan of Arrangement to the extent permitted thereby, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4.

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and to deliver articles of arrangement and all other documents as are necessary or desirable to the Director under the OBCA and to execute all documents and to do all such acts and things as in the opinion of such person may be necessary or desirable to carry out the foregoing.

General

1.

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

SCHEDULE B

PLAN OF ARRANGEMENT

Under section 182 of the Business Corporations Act (Ontario)
concerning

724 HOLDINGS, INC.

- and -

724 SOLUTIONS INC.

ARTICLE I
INTERPRETATION

1.1     Definitions

Wherever used in this Plan of Arrangement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

          “1933 Act” means the United States Securities Act of 1933, as amended;

          “724 Solutions” means 724 Solutions Inc., a corporation existing under the OBCA;

          “Affiliate” has the meaning ascribed to it under Rule 144 under the 1933 Act;

          “Arrangement” means the arrangement of 724 Solutions under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 of this Plan of Arrangement or made at the direction of the Court in accordance with the Final Order;

          “Arrangement Agreement” means the Arrangement Agreement dated as of April 6, 2006, by and between Holdings, 724 Solutions and, for purposes of Article 7 thereof only, Austin Ventures VIII, L.P., as the same may be amended in accordance with Section 6.1 thereof, providing for, among other things, the Arrangement;

          “Arrangement Resolution” means the special resolution of the Shareholders and the Holders of Cashed-out Options, voting together as a single class, approving the Arrangement, to be substantially in the form set out in Appendix C annexed to the Circular;

          “Articles of Arrangement” means the articles of arrangement of 724 Solutions in respect of the Arrangement that are required by the OBCA to be filed with the Director under the OBCA after the Final Order is made in order to effect the Arrangement;

          “Austin Ventures Funds” means Austin Ventures VI, L.P., Austin Ventures Affiliates Fund VI, L.P. or Austin Ventures VIII, L.P.;

          “Business Day” means any day, other than Saturday, Sunday and a statutory holiday in Austin, Texas, United States or the Province of Ontario, Canada;

          “Cashed-out Option” means each Option in which the difference, if any, between the Purchase Price and the exercise price of that Option is greater than zero;

          “CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 and the regulations promulgated under that Act, each as amended;

          “Certificate of Arrangement” means the Certificate of Arrangement to be issued by the Director in respect of the Articles of Arrangement to be filed by 724 Solutions to give effect to the Arrangement;

          “Circular” means the management information circular/proxy statement, including all appendices thereto, to be prepared in accordance with the Arrangement Agreement and sent to the Shareholders in connection with the Meeting;

          “Continuance” means the continuance of 724 Solutions under Section 188 of the CBCA and Section 180 of the OBCA, if authorized by the passing of the Continuance Resolution by the Shareholders at the Meeting;

          “Continuance Dissent Rights” has the meaning ascribed to it in Section 5.1(c);

          “Continuance Resolution” means the special resolution of the Shareholders approving the Continuance to be substantially in the form set out in Appendix A annexed to the Circular;

          “Court” means the Superior Court of Justice (Ontario);

          “Depositary” means Computershare Investor Services Inc., being the depositary and paying agent appointed by 724 Solutions for the purpose, amongst other things, of exchanging certificates representing Shares for cash;

          “Director” means the Director appointed pursuant to Section 278 of the OBCA;

          “Dissent Rights” has the meaning ascribed to it in Section 5.1(a);

          “Dissenting Shareholder” means any Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

          “Effective Date” means the date shown on the Certificate of Arrangement;

          “Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

          “Employee Rollover Agreement” means a written agreement between Holdings (or one of its Affiliates) and an officer or employee of 724 Solutions or its Subsidiaries, (i) pursuant to which Holdings (or one of its Affiliates) has agreed to take in exchange, and such officer or employee has agreed to contribute, that number of Shares held by such officer or employee stipulated in the agreement (if any) for consideration not exceeding US$3.34 per Share, which consideration consists of shares of  the capital stock of Holdings, except that cash may be paid in lieu of issuing fractional shares; (ii) which has been entered into prior to the Effective Time and is to be completed immediately prior to the Effective Time; (iii) under which all conditions to closing (other than completion of the Arrangement) have been satisfied or waived as of the Effective Time; and (iv) which has not been terminated by such officer or employee or by Holdings (or one of its Affiliates) as of the Effective Time;

          “Employee Rollover Shares” means Shares which are to be acquired pursuant to an Employee Rollover Agreement;

          “Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

          “Final Order” shall mean the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Time or, if appealed, then (unless such appeal is withdrawn or denied), as affirmed on appeal prior to the Effective Time;

          “Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) self-regulatory organization or stock exchange, including, without limitation, the Nasdaq Stock Market, Inc. and the Toronto Stock Exchange, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

          “Holders” means (a) when used with reference to the Shares, the holders thereof shown from time to time in the register of holders of Shares maintained by or on behalf of 724 Solutions and, where the context so provides, includes joint holders of such Shares and (b) when used with reference to the Options, means the holders thereof shown from time to time in the register maintained by or on behalf of 724 Solutions in respect of Options;

          “Holdings” means 724 Holdings, Inc., a Delaware corporation;

          “In-the-Money Amount” means, for each Option, the positive difference, if any, between the Purchase Price and the exercise price of that Option;

          “Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement;

          “ITA” means the Income Tax Act (Canada) and the regulations promulgated under that Act, each as amended;

          “Letter of Transmittal” means the letter of transmittal sent by 724 Solutions to the Shareholders concurrently with the sending of the Circular for the Meeting;

          “Meeting” means the annual and special meeting of Shareholders and Holders of Cashed-out Options, including any resumption of the meeting following any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider and, if deemed advisable, to approve the Continuance Resolution, the Rights Plan Resolution, the Arrangement Resolution and other matters contemplated herein;

          “OBCA” means the Ontario Business Corporations Act, R.S.O. 1990, C.B.16 and the regulations promulgated under that Act, each as amended;

          “Option Plans” means 724 Solutions’ 2005 Stock Option Plan, 2000 Stock Option Plan, 1999 Tantau Stock Plan, Pre-IPO Canadian Plan and Pre-IPO U.S. Plan;

          “Optionholders” means the holders of Options;

          “Options” means options issued pursuant to the Option Plans that remain outstanding on the Effective Date;

          “Person” includes any individual, sole proprietorship, partnership, firm, entity, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Entity, and any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of more than one Person and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives;

          “Plan of Arrangement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion hereof and includes any agreement or instrument supplementary or ancillary hereto;

          “Purchase Price” means US$3.34 cash per Share;

          “Qualifying Shareholder” means a Shareholder, but does not include (a) a Dissenting Shareholder, (b) the Austin Ventures Funds, (c) Holdings or (d) a Rollover Employee, if any;

          “Rights Plan” means that certain Shareholders Rights Plan Agreement, dated February 10, 2003, between 724 Solutions and Computershare Trust Company of Canada, as amended;

          “Rights Plan Resolution” means a resolution of the Shareholders approving the termination of the Rights Plan substantially in the form set out in Appendix B annexed to the Circular;

          “Rollover Employee” means any officer or employee subject to an Employee Rollover Agreement;

          “Securities Act” means the Securities Act (Ontario) and the rules, regulations, instruments, notices and policies made thereunder, as they may be amended from time to time prior to the Effective Date;

          “Shareholders” means the holders of Shares;

          “Shares” means the common shares in the capital of 724 Solutions;

          “Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary; and

          “Tax” and “Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity; which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and provincial income taxes), capital taxes, payroll and employee withholding taxes, unemployment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, pension assessment and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect.

1.2     Headings and References

The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and sections are to Articles and sections of this Plan of Arrangement.

1.3     Time Periods

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.4     Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States.

1.5     Time

Unless otherwise indicated, all times expressed herein or in any Letter of Transmittal are to local time, Toronto, Ontario.

1.6     Construction

In this Plan of Arrangement:

          (a)          unless the context otherwise requires, words importing the singular include the plural and vice versa and words denoting any gender include all genders;

          (b)          the word “including” or “includes” shall mean “including (or includes) without limitation”; and

          (c)          any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

1.7    Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 2
PURPOSE AND EFFECT OF THE PLAN OF ARRANGEMENT

2.1    Effectiveness

This Plan of Arrangement, upon filing the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective and will be binding on 724 Solutions and Holdings and all other Persons without any further authorization, act or formality on the part of the Court, the Director, Holdings (or its Affiliates), 724 Solutions, or the Shareholders or Optionholders, from and after the Effective Time. Other than as expressly provided in Article 3, no portion of this Plan of Arrangement shall take effect with respect to any Person until the Effective Time.

ARTICLE 3
THE ARRANGEMENT

3.1    Arrangement

Pursuant to the Arrangement the following transactions shall occur and shall be deemed to occur at the Effective Time (unless otherwise specified), in the following order:

          (a)          each Cashed-out Option will be cancelled by 724 Solutions in exchange for a cash payment by 724 Solutions in an amount equal to the In-the-Money Amount of such Cashed-out Option (and 724 Solutions shall withhold and remit from such payment any required withholding Taxes) and the names of the Holders of the Cashed-out Options so cancelled will be removed from the register of holders of Options;

          (b)          each Option outstanding immediately prior to the Effective Time, other than a Cashed-out Option, will be terminated, become null and void and cease to represent a right to receive any Shares and the names of the Holders of the Options so terminated will be removed from the register of holders of Options;

          (c)          each outstanding Share held by a Qualifying Shareholder shall be transferred by the Holders thereof to Holdings without any further authorization, act or formality, in exchange for cash in the amount of the Purchase Price per Share, and Holdings will be deemed to be the legal and beneficial owner thereof, free and clear of all Encumbrances and the names of the Holders of the Shares so transferred shall be removed from the register of holders of Shares and Holdings will be recorded on the register of holders of Shares as the Holder of the Shares so purchased.

3.2    Encumbrances

Each transfer of a Holder’s Shares to Holdings under Section 3.1 will be free and clear of all Encumbrances and any Encumbrances otherwise applicable to those Shares will instead apply to the cash received by the Holder in exchange for those Shares.

ARTICLE 4
PAYMENT

4.1    Delivery of Cash

At or before the Effective Time, Holdings shall deposit or cause to be deposited with the Depositary, for the benefit of each Qualifying Shareholder, the cash, in US dollars, to which each such Qualifying Shareholder is entitled pursuant to Section 3.1 upon the transfer of the Shares to Holdings.  Upon surrender by a Qualifying Shareholder to the Depositary of a certificate which immediately prior to the Effective Time represented one or more Shares, together with a duly completed and executed Letter of Transmittal and all additional documents and instruments as the Depositary may reasonably require and, upon confirmation by the Depositary of that Holder’s name against the register of holders of Shares maintained by or on behalf of 724 Solutions, the Holder of such surrendered certificate(s) of Shares shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Qualifying Shareholder, as soon as practicable after the Effective Time, a cheque issued by the Depositary (or other form of immediately available funds) representing that amount of cash which such Qualifying Shareholder has the right to receive pursuant to Section 3.1, less any amounts withheld pursuant to Section 4.5 and any certificate(s) of Shares so surrendered shall forthwith be cancelled. In addition, 724 Solutions shall deliver to each Holder of Cashed-out Options forthwith after the Effective Time, a cheque issued by 724 Solutions (or other form of immediately available funds) representing that amount of cash which such Holder of Cashed-out Options has the right to receive pursuant to Section 3.1, less any amounts withheld pursuant to Section 4.5. In the event of a transfer of ownership of Shares that is not registered in the transfer records of 724 Solutions, a cheque representing the proper amount of cash (or other form of immediately available funds) may be delivered to the transferee if the certificate representing such Shares is surrendered to the Depositary, accompanied by a duly completed and executed Letter of Transmittal and all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate of Shares (excluding Employee Rollover Shares) held by a Qualifying Shareholder shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a cash payment as contemplated by this Section 4.1, less any amounts withheld pursuant to Section 4.5.

4.2    Distributions with respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to Shares with a record date after the Effective Time shall be paid to the Holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1, and no cash payment pursuant to Section 3.1 shall be paid to any such Holder, unless and until the Holder of such certificate shall surrender such certificate in accordance with Section 4.1. Subject to applicable laws, at the time of such surrender of any such certificate, there shall be paid to the Holder of the certificates representing Shares, without interest, the amount of cash to which such Holder is entitled pursuant to Section 3.1.

4.3     Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 3.1 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a cheque (or other form of immediately available funds) for the cash amount, deliverable in accordance with such Holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash is to be delivered shall, as condition precedent to the payment thereof, give a bond satisfactory to Holdings and their respective transfer agents in such sum as Holdings may direct or otherwise indemnify Holdings in a manner satisfactory to Holdings against any claim that may be made against Holdings or 724 Solutions with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4     Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 3.1, and not deposited, with all other instruments required by Section 4.1, on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of 724 Solutions or for the receipt of cash. On such date, the cash to which the former Holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Holdings, together with all entitlements to dividends, distributions and interest thereon held for such former Holder. Neither Holdings nor 724 Solutions shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.5    Withholding Rights

Holdings, 724 Solutions or the Depositary shall be entitled to deduct and withhold from any consideration payable to any Holder of Shares or Options pursuant to Section 3.1, such amounts as Holdings, 724 Solutions or the Depositary determines is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986, as amended, or any provision of federal, provincial, territorial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

4.6    Termination of Depositary

Any funds held by the Depositary that remain undistributed to former Shareholders nine months after the Effective Date will be delivered to 724 Solutions, upon demand for those funds, and Shareholders who have not previously complied with Sections 4.1 or 4.2 will then look only to 724 Solutions for payment of any claim to cash.

ARTICLE 5
RIGHTS OF DISSENT

5.1     Dissent Rights

          (a)          Shareholders may exercise rights of dissent with respect to their Shares pursuant to and in the manner set forth in Section 190 of the CBCA as modified by this Section 5.1 in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order (the “Dissent Rights”), provided that, (i) notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by 724 Solutions not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Meeting; and (ii) notwithstanding Section 190 of the CBCA, Holdings, and not 724 Solutions, shall be required to offer to pay fair value for Shares held by Holders who duly exercise Dissent Rights, and to pay the amount to which such Holders may be ultimately entitled. Holders who duly exercise Dissent Rights and who are ultimately entitled to be paid fair value for their Shares, shall be deemed to have transferred their Shares, contemporaneously with the transfer of Shares pursuant to Section 3.1(c) by other Shareholders, without any further authorization, act or formality and free and clear of all Encumbrances, to Holdings in consideration of a payment from Holdings equal to such fair value at the Effective Time.

          (b)          Shareholders who exercise, or purport to exercise, Dissent Rights, and who withdraw their dissent to the Arrangement or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Shares, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder as at and from the Effective Time and shall receive cash on the basis set forth in Article 3.

          (c)          Shareholders who exercise rights of dissent with respect to their Shares pursuant to and in the manner set forth in Section 190 of the CBCA in connection with the Continuance Resolution (in the event that the Continuance becomes effective) (the “Continuance Dissent Rights”) (i) will be deemed not to have participated in the Continuance or the Arrangement and (ii) will cease to have any rights as a Holder of Shares other than the right to be paid the fair value for such Shares by 724 Solutions in accordance with Section 190 of the CBCA.

          (d)          Shareholders who exercise, or purport to exercise, Continuance Dissent Rights, and who withdraw their dissent to the Continuance or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Shares, shall be deemed to have participated in the Continuance and the Arrangement on the same basis as any non-dissenting Shareholder as at and from the Effective Time and shall be considered a Qualifying Shareholder for purposes of Section 3.1(c).

5.2     Holders

In no circumstances shall 724 Solutions, Holdings or any other Person be required to recognize a Person exercising Dissent Rights, unless such Person is a Holder of those Shares in respect of which such rights are sought to be exercised.

5.3     Recognition of Dissenting Shareholders

Neither 724 Solutions nor Holdings nor any other Person shall be required to recognize a Dissenting Shareholder as a Holder or beneficial owner of Shares at or after the Effective Time, and after the Effective Time the names of such Dissenting Shareholders shall be deleted from the register of Holders of Shares maintained by or on behalf of 724 Solutions.

5.4     Dissent Right Availability

A Holder is not entitled to exercise Dissent Rights with respect to Shares if such Holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, or her or its proxyholder to vote) in favor of the Arrangement Resolution.

ARTICLE 6
AMENDMENTS

6.1     Amendments

          (a)          724 Solutions reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any such amendment, modification, and/or supplement must be (i) set out in writing, (ii) approved in writing by Holdings, (iii) filed with the Court and, if made following the Meeting, approved by the Court and (iv) communicated to Shareholders and Optionholders if and as required by the Court.

          (b)          Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by 724 Solutions at any time prior to or at the Meeting (provided that Holdings shall have consented in writing thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Meeting (other than as required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

          (c)          Any amendment, modification and/or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of 724 Solutions and Holdings and (ii) if required by the Court, it is consented to by the Persons voting in the manner directed by the Court.

          (d)          Any amendment, modification and/or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Holdings, provided that it concerns a matter which, in the reasonable opinion of Holdings, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Holder.

ARTICLE 7
FURTHER ASSURANCES

7.1     Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF 724 SOLUTIONS

1.      Organization

Each of 724 Solutions and its Subsidiaries has been duly incorporated or formed under the Laws of its jurisdiction of incorporation or other organization, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as presently owned and conducted. 724 Solutions is not in breach or default of any provision of its Organizational Documents, except where such breach would not, individually or in the aggregate have a Material Adverse Effect.

2.      Authority; Enforceability

724 Solutions has the requisite power and authority to execute and deliver this Agreement and to perform and consummate the Arrangement and the other transactions contemplated hereby and thereby. The execution, delivery and performance by 724 Solutions of this Agreement and the consummation by it of the Arrangement and the other transactions contemplated hereby and thereby have been duly authorized by board of directors of 724 Solutions (upon the recommendation of the Special Committee), and no other corporate action on the part of 724 Solutions (other than adoption of this Agreement and approval of the Arrangement by the Shareholders and the Holders of Cashed-out Options) is necessary to authorize the execution, delivery and performance by 724 Solutions of this Agreement or its consummation of such transactions. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by Holdings, is enforceable against, 724 Solutions except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

3.      Consents and Approvals; No Defaults; Employment Arrangements

(a)

No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by 724 Solutions in connection with the execution, delivery or performance by 724 Solutions of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the TSX and NASD, the SEC and other applicable securities authorities, (ii) the Requisite Vote, (iii) the receipt of the Final Order from the Court, and (iv) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)

Subject to receipt of the Interim Order and the Final Order, and the making of the filings referred to in Article 2, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any breach or default (with or without the passage of time) of the terms, conditions, or provisions of, the respective Organizational Documents of 724 Solutions; (ii) result in a breach or default (with or without the passage of time) of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of 724 Solutions under, any of the terms, conditions or provisions of any Contract, Order or Permit to which 724 Solutions is a party or by which it or any of its properties or assets may be bound or affected so as in any such case to result in a Material Adverse Effect; or (iii) violate any Law or Order applicable to 724 Solutions except for any Breach or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)

The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in connection with any additional or subsequent events) constitute an event under any Employee Plan, trust or loan that will or could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than options outstanding pursuant to the Option Plans), distribution, increase in benefits or obligation to fund benefits.  “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA.

(d)

To 724 Solutions’ knowledge, no executive officer of 724 Solutions has given notice or intends to terminate or resign within the next twelve (12) months his or her employment with 724 Solutions or its Subsidiaries, as applicable.

4.      Financial Opinion; Valuation; Fees

The Special Committee of the Board of Directors of 724 Solutions has received the written opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received pursuant to this Agreement by the Shareholders is fair to such holders from a financial point of view.  724 Solutions has received the written valuation of the Valuator and such Valuator is independent as determined pursuant to the Securities Act.  Other than fees payable to the Financial Advisor and the Valuator, 724 Solutions has no liability or obligation to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.      Capitalization

(a)

724 Solutions’ authorized capital stock consists of: (i) an unlimited number of common shares, of which 6,124,650 Shares are issued and outstanding as of April 6, 2006 , and (ii) an unlimited number of preferred shares, none of which are issued and outstanding. (ii) All of the issued and outstanding Shares: (A) have been duly authorized and are validly issued, fully paid, and nonassessable, (B) were issued in compliance in all material respects with all applicable Laws.  As of the date of this Agreement, there were outstanding Options to purchase an aggregate of 1,250,798 common shares under Option Plans.  724 Solutions has provided to Holdings a spreadsheet dated April 5, 2006 setting forth the total number of Shares issuable pursuant to Cashed-out Options and the aggregate exercise price for all of such Cashed-out Options (assuming an Effective Date of June 16, 2006).  As of the date of this Agreement, except as set forth in this Section 5, no (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other agreements or arrangements that could require 724 Solutions or any Subsidiary thereof to issue any of its capital or other interests or to sell any equity interests it owns in another Person, (ii) pre-emptive rights, stock appreciation rights, phantom stock, profit participation, or other similar rights respecting 724 Solutions or any Subsidiary thereof.  There are no contracts, agreements or understandings to which 724 Solutions or any Subsidiary thereof is a party or to the knowledge of 724 Solutions, to which Persons other than 724 Solutions are party, with respect to the voting or transfer of the capital or other interests of 724 Solutions.  724 Solutions is not obligated to redeem or otherwise acquire any of its outstanding capital or other interests.

(b)

All of the issued and outstanding capital and other interests of each Subsidiary of 724 Solutions (i) that is a corporation have been duly authorized and are validly issued, fully paid, and nonassessable and (ii) that is not a corporation have (A) been duly created pursuant to the Laws of the jurisdiction of such Subsidiary, (B) have been issued and paid for in accordance with the Organizational Documents governing such Subsidiary, and (C) except as expressly contemplated by the Organizational Documents governing such Subsidiary, are fully paid and non-assessable and require no further capital contribution. 724 Solutions holds of record and owns beneficially all of the outstanding capital and other interests of its Subsidiaries, free and clear of any Encumbrances, rights of first refusal, preemptive rights, community property interest, or restrictions of any nature (including any restriction on the voting, transfer, possession or attribute of ownership of any security (other than restrictions under applicable Laws)).

6.      Intellectual Property

724 Solutions is the sole owner of or possesses all legal rights to all trademarks, service marks, trademark applications, trade names, copyrights, trade secrets, licenses, information and proprietary rights, processes, data, know-how and, to 724 Solutions’ knowledge, patents and patent applications, presently required by 724 Solutions in the operation of its business (collectively, the “Intellectual Property Rights”), free and clear of all Encumbrances, licenses or other restrictions. The conduct of 724 Solutions’ business does not infringe, misappropriate or violate any of the copyrights, trade secrets, processes, data, know-how and, to 724 Solutions’ knowledge, patents, patent applications, trademarks, service marks, trade names, other intellectual property rights or proprietary information of any other Person. 724 Solutions has taken all commercially reasonable actions necessary to protect the Intellectual Property Rights.  724 Solutions has not received any communications alleging that 724 Solutions has violated or, by conducting 724 Solutions’ business violates, impinges upon or could violate or impinge upon any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, processes, data and know-how or other intellectual property rights or proprietary information of any other Person.

7.      Undisclosed Liabilities

724 Solutions and its Subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those set forth or adequately provided for in the Financial Statements and other than contractual obligations or liabilities incurred between March 31, 2006 and the Effective Date in the Ordinary Course and not in violation of the covenants set forth in this Agreement.

8.      Taxes

724 Solutions has filed all returns and other filings, whether domestic or foreign, in respect of Taxes that are required to be filed by it on or prior to the Effective Date, such returns and other filings are true and correct and all Taxes shown thereon to be due have been timely paid, in each case with exceptions not material to 724 Solutions.  724 Solutions has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and has timely paid the same to the proper Tax authorities or authorized depositories, whether domestic or foreign.

9.      Disclosure

(a)

724 Solutions has publicly disclosed in documents filed with the Governmental Entities on or prior to the date hereof, any information regarding any event, circumstance or action taken or failed to be taken which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of 724 Solutions to consummate the transactions contemplated hereby.

(b)

724 Solutions has filed with the applicable Governmental Entities, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2001 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any financial statements or schedules included therein, are referred to as the “724 Solutions Documents”). The 724 Solutions Documents, at the time filed, (i) were not false or misleading with respect to any material fact, and did not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, and did not omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity and (ii) complied in all material respects with the requirements of applicable Laws.

(c)

None of the information (including this Agreement) supplied or to be supplied by 724 Solutions: (i) to Holdings for inclusion in any filings with the SEC in connection with the transactions contemplated by this Agreement; or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

10.     Regulatory Approvals

724 Solutions has not taken any action, nor does 724 Solutions have any knowledge of any fact or circumstance regarding 724 Solutions or its Subsidiaries that is reasonably likely to materially impede or delay receipt of any consents, approval, authorization or order of a Governmental Entity necessary in connection with the consummation of the Arrangement, or any of the transactions contemplated by this Agreement which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

11.     Requisite Vote.

The only vote required to adopt this Agreement and approve the Arrangement is the affirmative Requisite Vote.

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

1.      Organization

Each of Holdings has been duly incorporated or formed under the Laws of its jurisdiction of incorporation or other organization, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as presently owned and conducted. Holdings is not in breach or default of any provision of its Organizational Documents.

2.      Authority; Enforceability

Each of Holdings has the requisite power and authority to execute and deliver this Agreement and to perform and consummate the Arrangement and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Holdings of this Agreement and the consummation by each of them of the Arrangement and the other transactions contemplated hereby and thereby have been duly authorized by their respective board of directors, and no other corporate action on the part of Holdings is necessary to authorize the execution, delivery and performance by Holdings of this Agreement or its consummation of such transactions. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by 724 Solutions, is enforceable against, Holdings except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

3.      Consents and Approvals

No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by Holdings in connection with the execution, delivery or performance by either of them of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the TSX and NASD, the SEC and other applicable securities authorities and (ii) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

4.      Brokers’ Fees

Holdings has no liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby.

5.      Disclosure

None of the information (including this Agreement) supplied or to be supplied by Holdings (i) to 724 Solutions for inclusion in the Circular or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

D-1

6.      Regulatory Approvals

Holdings has not taken any action and has no knowledge of any fact or circumstance regarding Holdings that is reasonably likely to materially impede or delay receipt of any consents, approval, authorization or order of a Governmental Entity necessary in connection with the consummation of the Arrangement, or any of the transactions contemplated by this Agreement which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

D-2